EXHIBIT 8

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 4/15/25 to 5/1/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
4/23/2025	Sell	19,571	10.75
4/24/2025	Sell	24,173	10.89
4/25/2025	Sell	17,901	10.90
4/29/2025	Sell	28,677	10.89
4/30/2025	Sell	30,353	10.97
5/1/2025	Sell	23,566	10.97